Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this 1st day of October, 2020, (the “Effective Date”) by and between Joseph Doolan (“Employee”) and Manitex International, Inc. a Michigan corporation, whose address is 9725 S. Industrial Drive, Bridgeview, Illinois 60455 (the “Company”).

RECITALS

WHEREAS, the Company is engaged in the business of the design, manufacturing, and sale of specialty equipment (the “Business”).

WHEREAS, the Company desires to employ Employee as its Chief Financial Officer, and Employee desires to be employed by the Company, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

TERMS

1.    Employment Term. Subject to the terms and conditions set forth herein, the Company agrees to employ Employee, and Employee hereby accepts employment, as the Chief Financial Officer of the Company and its subsidiaries, or a similar executive position (the “Position”), for a term commencing on October 20, 2020 (the “Commencement Date”) and ending on December 31, 2021, and as extended as provided for below, (together, the “Employment Term”) unless otherwise terminated under this Agreement. The Employment Term will automatically extend for one year periods at the end of the current Employment Term, and each one year extension term thereof, unless either the Company or Employee notifies the other in writing (a “Non-Renewal Notice”) of the expiration of the Employment Term, or the one year extension term thereof, at least 90 days prior to the end of each annual anniversary. Employee and the Company agree that Employee’s employment with the Company constitutes “at-will” employment. Employee and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Employee. However, as described in this Agreement, Employee may be entitled to severance benefits depending upon the circumstances of Employee’s termination of employment.

2.    Duties. During the Term, Employee shall serve the Company faithfully and to the best of Employee’s ability, shall devote Employee’s full attention, skill and efforts to the performance of the duties of the Position. Employee shall report to the Company’s Chief Executive Officer (“CEO”). Employee will render such business and professional services in the performance of Employee’s duties, consistent with Employee’s position within the Company, as will reasonably be assigned to Employee by the CEO. During the Employment Term, Employee will devote Employee’s full business efforts and time to the Company and will use good faith efforts to discharge Employee’s obligations under this Agreement to the best of Employee’s ability. For the duration of the Employment Term, Employee agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the CEO; provided, however that Employee may, without the approval of the CEO, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Employee’s obligations to Company.

3.    Other Business Activities. During the Employment Term, other than as provided in Section 2 above, Employee will not engage in any other business activities or pursuits which are contrary to Employee’s responsibilities and obligations pursuant to this Agreement.

4.    Compensation.

a.

Base Salary. As of the Effective Date, the Company will pay Employee an annual salary of $250,000 as compensation for Employee’s services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Employee’s salary will be reviewed annually by the Compensation

Committee of the Board, or any successor thereto (the “Committee”) at the beginning of each year on or about March 1, and adjustments may be made at the discretion of the Committee.

b.

Annual Incentive. Employee will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Committee. The actual earned annual cash incentive, if any, payable to Employee for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved and will be decreased or increased accordingly. All payment of Annual Incentive shall be subject to normal and customary withholdings.

5.    Benefits. Employee shall be entitled to those employee benefits which the Company from time to time generally make available to employees and/or Employees (“Benefits”) pursuant to the terms and conditions of the Company’s benefit plans and/or policies. The Benefits shall initially include, without limitation:

a.	Medical, dental, vision, and life and disability insurance and such other benefits as the Company may determine from time to time.

b.	Incentive, savings and retirement plans, practices, policies and programs applicable to Employees of the Company, including 401(k), and stock matching.

c.	Paid vacation time in accordance with the plans, practices, policies and programs applicable to Employees of the Company at four weeks for each calendar year.

6.    Reimbursement of Business Expenses. Subject to such conditions as the Company may from time to time determine, Employee shall be reimbursed for ordinary and reasonable documented expenses incurred by Employee in the performance of Employee’s duties under this Agreement. In addition, Employee shall be entitled to a monthly automobile expense in the amount of Seven Hundred Fifty Dollars ($750). Employee shall also be reimbursed for cellular telephone and personal data assistant costs and expenses as well as customary expenses relating to professional activities.

7.    Confidentiality. Employee recognizes and acknowledges that the Confidential Information (as hereinafter defined) is a valuable, special and unique asset of the Company. As a result, both during the Employment Term and for a period the greater of two years or when Employee no longer received compensation or Severance hereunder, Employee shall not, without the prior written consent of the Company, for any reason, either directly or indirectly divulge to any third party or use for Employee’s own benefit or for any purpose other than the exclusive benefit of the Company any confidential, proprietary, business or technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company (“Confidential Information”) revealed, obtained or developed in the course of Employee’s employment with the Company. Such Confidential Information shall include, but shall not be limited to, the intangible personal property described in Section 8.b hereof, any information relating to methods of production, manufacture, service, research, specifications, computer codes, business, marketing and sales techniques and concepts, other data and materials used in performing the Employee’s duties (other than Employee’s personal contact list), costs, business studies, finances, marketing data, plans and efforts, the terms of contracts and agreements with customers, contractors and suppliers, litigation strategy and other Confidential Information relating to litigation, the Company’s relationship with actual and prospective customers, contractors and suppliers and the needs and requirements of, and the Company’s course of dealing with, any such actual or prospective customers, contractors and suppliers, personnel information, and any other materials that have not been made available to the industry; provided, that nothing herein contained shall restrict Employee’s ability to make such disclosures during the course of Employee’s employment as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for Employee’s Position or as such disclosures may be required by law; and further provided, that nothing herein contained shall restrict Employee from divulging or using for Employee’s own benefit or for any other purpose any Confidential Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this Section 7.

8.     Inventions and Property.

a.

Title to Proprietary Information. All right, title and interest in and to proprietary information shall be and remain the sole and exclusive property of the Company. During the Employment Term, Employee shall not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of, or containing, proprietary or Confidential Information or other materials or property of any kind belonging to the Company, unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for Employee’s position, and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal.

b.	Development of Intellectual Property.

i.

Employee agrees that all right, title and interest in and to any innovations, designs, systems, analyses, ideas for sales and marketing programs, customer contacts, and all copyrights, patents, trademarks and trade names, or similar intangible personal property which have been or are developed or created in whole or in part by Employee (A) at any time and at any place during Employee’s employment with the Company and which, in the case of any or all of the foregoing, are related to and used in connection with the Business or any other business of the Company, (B) as a result of tasks assigned to Employee by the Company or (C) from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (collectively, the “Intellectual Property”), shall be and remain forever the sole and exclusive property of the Company. Employee shall promptly disclose to the Company all Intellectual Property and Employee shall have no claim for additional compensation for the Intellectual Property.

ii.

Employee acknowledges that all the Intellectual Property that is copyrightable shall be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Intellectual Property may not be considered a work made for hire under the applicable provisions of the United States Copyright Law, or to the extent that, notwithstanding the foregoing provisions, Employee may retain an interest in any Intellectual Property that is not copyrightable, Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Employee may have in the Intellectual Property under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company shall be entitled to obtain and hold in their own name all copyrights, patents, trade secrets, and trademarks with respect thereto.

iii.

Employee further agrees to reveal promptly all information relating to the same to an appropriate officer of the Company and to cooperate with the Company and execute such documents as may be necessary or appropriate (A) in the event that the Company desires to seek copyright, patent or trademark protection, or other analogous protection, thereafter relating to the Intellectual Property, and when such protection is obtained, to renew and restore the same, and (B) to defend any opposition proceedings in respect of obtaining and maintaining such copyright, patent or trademark protection, or other analogous protection.

9.     Non-Competition

a.

Employee agrees that the Employee shall not during the Employee’s employment with the Company, and, if the Employee’s employment is terminated for any reason other than termination of employment without Just Cause or for Good Reason, thereafter for a period of one (1) year if Employee’s employment is terminated directly or indirectly, engage in or become employed by any Prohibited Business as defined below.

b.

The Employee agrees that if the Employee’s employment is terminated without Just Cause (as defined in Section 10.a hereof) or for Good Reason (as defined in Section 10.b hereof), thereafter during the period in which the Employee is receiving payments under either Section 10.d or 10.e hereof, directly or indirectly, Employee shall not in any capacity, engage or participate in or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined below.

c.

Notwithstanding Section 9.b above, at any time during which the Employee is receiving the payments and benefits due the Employee pursuant to Sections 10.d or 10.e, as the case may be, the Employee may elect by written notice to the Company to forego and release the Company from paying such payments and providing such benefits. From and after the date of such notice (i) the Company shall have no further obligation to make such payments or provide such benefits, and (ii) the obligation of the Employee set forth in Section 9.a. or 9.b., as applicable, shall terminate.

d.

The Employee agrees that the Employee shall not during the Employee’s employment with the Company, and, if the Employee’s employment is terminated for any reason, thereafter for a period of one (1) year, make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Section 9 shall, however, restrict the Employee from making any investment in any Company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market; provided that (i) such investment does not give the Employee the right or ability to control the policy decisions of any Prohibited Business, and (ii) such investment does not create a conflict of interest between the Employee’s duties hereunder and the Employee’s interest in such investment.

e.

“Prohibited Business” shall be defined as any business and any branch, office or operation thereof, which is a primary competitor of the Company with respect to the Business wherever the Company does business, in North America or abroad.

10.     Termination.

a.

Employee’s employment with the Company: (i) shall terminate upon Employee’s resignation, death or Permanent Disability (as defined below) or for Good Reason (as herein defined),(each, an “Employee Termination”); and (ii) subject to the conditions set forth below, may be terminated at any time by the Company for any reason (or no reason), “Without Cause”, including, without limitation, for Just Cause (as herein defined). In addition, if a Non-Renewal Notice is delivered pursuant to Section 1, Employee’s employment with the Company shall terminate on the last day of the then current Employment Term and the Employment Term shall be deemed to have expired. A termination “Without Cause” is a termination of the Employee’s employment by the Company for any reason other than those set forth in sections 10.a. (i) resignation, death, permanent disability and Good Reason, 10 a. (ii) Just Cause and Section 1, the delivery of a Non – Renewal notice. Termination of Employee’s employment with the Company shall be effective on the following date: (1) if terminated as a result of Employee’s resignation, on the date specified in a written notice delivered by Employee to the Company, which date shall be at least 15 days following the date of such written notice; (2) if terminated as a result of death or Permanent Disability, upon the date of such event; (3) if terminated by the Company, on the date specified in a written notice delivered by the Company to Employee, and (4) if terminated by either the Company or Employee by virtue of delivery of a Non-Renewal Notice, on the last day of the then current Employment Term.

b.

As used in this Agreement, “Just Cause” means: (i) Employee’s admission of, or conviction of any act of fraud, embezzlement or theft against the Company or any of its subsidiaries; (ii) Employee’s plea of guilty or of no contest with respect to, admission of, or conviction for, a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misappropriation; (iii) Employee’s violation of the provisions set forth in Sections 7, 8 or 9; (iv) Employee’s misappropriation of the Company’s or any of its subsidiaries’ funds or a corporate opportunity by Employee; (v) Employee’s negligence, willful or reckless conduct that has brought or is reasonably likely to bring the Company or any of its subsidiaries into public disgrace or disrepute or which has had or is reasonably likely to have a materially adverse effect on the Business; (vi) any violation by Employee of any statutory or common law duty of loyalty to the Company or any of its subsidiaries; (vii) alcohol or substance abuse by Employee that interferes with the performance of Employee’s duties; or (viii) any other material breach by Employee of this Agreement; provided that the reasons described in clauses (iii), (vi), (vii) and (viii) shall constitute Just Cause only upon Employee’s failure to correct such behavior prospectively within ten (10) days following written notice thereof from, or on behalf of the independent members of the Board of Directors of the Company and provided further that “Just Cause” shall not include (1) bad judgment or negligence other than habitual neglect of duty, (2) any act or omission believed by the Employee in good faith to have been in or not opposed to the interest of the Company (without intent of the Employee to gain therefrom, directly or indirectly, a profit to which the Employee was not legally entitled); or (3) any act or omission with respect to which a determination could properly have been made that the Employee met the applicable standard of conduct for indemnification or reimbursement under the by-laws of the Company, any applicable indemnification agreement or the laws and regulations under which the Company is governed, in each case in effect at the time of such act or omission. The exercise of the right of the Company to terminate Employee’s employment for Just Cause shall not abrogate any rights or remedies of the Company in respect of the action giving rise to such termination.

c.

As used in this Agreement, the Employee shall have “Good Reason” to terminate Employee’s employment if one or more of the following occur, without the Employee’s prior written consent: (i) a material change, adverse to the Employee, in Employee’s position, title or office, status, rank, nature of responsibilities or authority within the Company, except in connection with termination of Employee’s employment for Cause or Permanent Disability or as a result of action by the Employee, (ii) assignment of duties to the Employee that are materially inconsistent with and adverse to Employee’s duties, status, rank, nature of responsibilities or authority, (iii) decrease in the Employee’s base salary, annual bonus opportunity or benefits (other than any such decrease applicable to employees of the company generally) and (iv) relocation of the Employee’s principal office to outside of the Chicago area without Employee’s consent.

d.

For purposes of this Agreement, “Change of Control” shall mean any of the following: (i) the sale or other transfer of more than 50% of the ownership interests of the Company to one or more non-affiliated corporations, persons or other entities, (ii) the merger or consolidation of the Company with another non-affiliated corporation, person or entity such that the shareholders of the Company, immediately preceding the merger or consolidation own less than 50% of the person or other entity surviving the merger or consolidation, (iii) the failure of the Company to assign this Agreement to a successor, (iv) a majority of the members of the Board of Directors of the Company on the date of this Agreement (each a “Current Director”) cease to be members of the Board of Directors of the Company, provided that for purposes of this Section 10.d. any director recommended by a majority of the Current Directors as a successor of a Current Direct shall be deemed to be a Current Director, (v) the sale, merger or other transfer of all or substantially all of the Company’s consolidated assets to one or more non-affiliated corporations, persons or other entities.

e.

If the Employee’s employment terminates Without Cause or for Good Reason within the six (6) month period preceding a Change in control, in anticipation of such Change in control, or within twenty-four (24) months following a Change in Control, the Employee shall be entitled to the following:

i.

Cash. The amount of cash equal to the sum of (a) two (2) times the Employee’s annual base salary in effect at the time written notice of termination is given to the Employee; (b) two (2) times the average of the Employee’s annual earned bonuses for the two calendar years preceding the date of termination; and (c) the product of (i) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 and (ii) the annual bonus for the calendar year preceding the date of termination that has most recently been paid to the Employee (the sum of the amounts described in clauses (a), (b) and (c) shall be hereinafter referred to as the “CIC Payment”). The Company shall pay to the Employee any CIC payment in a cash lump sum payment simultaneously with the termination of the Employee’s employment following any Change in Control.

ii.

health plan coverage provided by the Company and with respect to the Company’s welfare benefit plans for a period of two (2) years (iii) continuation of perquisites provided for in Section 5 for a period of two (2) years. (iv) pay for vacation accrued but unused as of the effective date of such change of control, (v) reimbursement of any unpaid expense Employee is otherwise entitled pursuant to Section 6. (vi) payment simultaneously with the termination of the Employee’s employment, of the full value of any then vested or unvested Company equity incentive plan awards

f.

If Employee’s employment with the Company is terminated by the Company without Just Cause, or if Company chooses not to renew this Agreement, Employee shall be entitled to, (i) payment of Employee’s monthly Base Salary for a period of twelve (12) months and (ii) health plan coverage provided by the Company and with respect to the Company’s welfare benefit plans through such period and (iii) continuation of perquisites provided for in Section 5.a for such period, and (iv) reimbursement of any unpaid expense and Board approved bonus Employee is otherwise entitled pursuant to Section 6, (v) pay for vacation accrued but unused as of the effective date of such termination, (vi) payment of the full value of any then vested or unvested Company equity incentive plan awards.

g.

If Employee’s employment with the Company is terminated for Just Cause by the Company, then, (i) all payments of compensation by the Company to Employee hereunder will terminate immediately, and (ii) except for those statutorily mandated obligations of Company, all perquisites and benefits will immediately cease.

h.

If Employee’s employment by the Company is terminated by resignation of Employee, Employee shall be entitled only to (i) Employee’s Base Salary and unpaid Board approved bonus accrued to the effective date of such termination, plus (ii) pay for vacation accrued but unused as of the effective date of such termination, plus (iii) any unpaid expense reimbursement Employee is entitled to pursuant to Section 6.

i.

In addition to any amounts or benefits provided upon termination of employment hereunder and except as otherwise provided herein, the Employee shall be entitled to any payments or benefits explicitly provided under the terms of any plan, policy or program of the Company or as otherwise required by applicable law.

j.

For the purposes of this Agreement, Employee will be deemed to be Permanently Disabled upon the earlier of (i) the end of a six (6) consecutive month period during which, by reason of physical or mental injury or disease, the Employee has been unable to perform substantially all of Employee’s usual and customary duties under this Agreement or (ii) the date that a reputable physician selected by the Board, and as to whom the Employee has no reasonable objection, (or pending Employee’s inability to make such determination, a reputable physician selected by the Board) determines in writing that the Employee will, by reason of physical or mental injury or disease, be unable to perform substantially all of the Employee’s usual and customary duties under this Agreement for a period of at least six (6) consecutive months (each a “Disability Event”). If any question arises as to whether the Employee is disabled, upon reasonable request therefore by the Board, the Employee shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. The Board shall promptly give the Employee written notice of any such determination of the Employee’s disability and of any decision of the Board to terminate the Employee’s employment by reason thereof. Upon a Disability Event, Employee’s employment with the Company shall be deemed terminated, and Employee shall be entitled to, (i) twelve (12) months of Employee’s monthly Base Salary and unpaid Board approved bonus from the date of termination, and (ii) health plan continuation coverage (i.e. COBRA) provided by the Company and with respect to the Company’s welfare benefit plans, and (iv) payment of the full value of any then vested and unvested Company equity incentive plan awards and (iv) continuation of perquisites provided for in Section 5.a , for twelve (12) months and (v) reimbursement of any unpaid expense Employee is otherwise entitled pursuant to Section 6. Base salary payable to the Employee shall be reduced dollar-for-dollar by the amount of disability benefits paid to the Employee in accordance with any disability policy or program of the Company.

11.     Conditions to Receipt of Severance; No duty to mitigate.

a.

Nondisparagement. The parties agree to act hereafter in a professional and non-retaliatory manner, refraining from making disparaging remarks, innuendos, gestures, insinuations, actions, or other verbal, nonverbal, written, electronic or other similar such expression concerning each other. The parties acknowledge that a breach or threatened breach of this provision will result in the Company suffering irreparable harm that cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the parties are entitled to equitable relief, including interim or permanent injunctive relief, specific performance, or other equitable remedies in the event of any breach of this or any of the other of the provisions of this agreement, in addition to all other remedies which may be available to the parties, including discontinuation of the payments provided for hereunder.

b.	Other Requirements. Employee’s receipt of continued severance payments will be subject to Employee continuing to comply with the terms of the Confidential Information provisions of this Agreement.

c.

No duty to Mitigate. Except for perquisites and health care benefits, Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Employee may receive from any other source reduce any such payment.

12.    Indemnification. The Company shall indemnify Employee, to the maximum extent permitted by law, during and after the termination of the Employee’s employment, against any and all judgments, settlement payments, costs, attorney fees, and other reasonable expenses incurred by Employee in connection with the defense of any claim, action, suit or proceeding, arising from events before or during the term of Employee’s employment to which Employee has been made a party because the performance of employment duties under this Agreement, or by way of inclusion, the execution of this Agreement. This right to indemnification shall be in addition to any rights that the Employee may otherwise be entitled to under the Certificate of Incorporation or Bylaws of the Company as applicable.

13.    Survival of Provisions. The provisions of this Agreement set forth in Sections 7, 8, 9, 10, 11, 12 and 20 hereof shall survive the termination of Employee’s employment hereunder.

14.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company’s successors and assigns. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Employee upon Employee’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes and the Company shall use its best efforts that any successor assumes this Contract. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Employee’s right to compensation or other benefits will be null and void.

15.    Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, addressed as follows:

If to Employee:

Joseph Doolan

3141 Kay Jay Drive

Northbrook, IL 60062

If to the Company:

Chairman of the Compensation Committee

Manitex International, Inc.

9725 S. Industrial Drive

Bridgeview, IL 60455

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

16.    Entire Agreement; Amendments. This Agreement, together with the Additional Employment Matters letter executed contemporaneously herewith, contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of Employee with the Company. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

17.    Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

18.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois without giving effect to the choice of law principles of such state.

19.    Settlement of Disputes. Any claims, controversies, demands, disputes, or differences between the parties hereto arising out of, or by virtue of, or in connection with, or relating to this Agreement, Employee’s employment relationship with the Company or termination of such employment relationship shall be submitted to and settled by arbitration in Chicago, Illinois before a single arbitrator who shall be knowledgeable in the field of business law and employment relations and such arbitration shall be in accordance with the rules of the American Arbitration Association then in force. The parties agree to bear joint and equal responsibility for all fees of the arbitrator, abide by any decision rendered as final and binding, and waive the right to submit the dispute to a public tribunal for a jury or non-jury trial.

20.    Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it enforceable.

21.    Section Headings. The section headings in this Agreement are for convenience only, and form no part of this Agreement and shall not affect its interpretation.

22.    Specific Enforcement: Extension of Period. Employee acknowledges that the restrictions contained in Sections 7, 8 and 9 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. Employee also acknowledges that any breach by Employee of Sections 7, 8 and 9 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Employee, the Company shall have the right to enforce the provisions of Sections 7, 8 and 9 of this Agreement through securing injunctive or other relief in any court without the necessity of posting a bond, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

“EMPLOYEE”
Joseph Doolan

/s/ Joseph Doolan

Date: October 1, 2020

“COMPANY”

MANITEX INTERNATIONAL, INC.

By:	/s/ Steve Filipov
Steve Filipov
Title:	Chief Executive Officer
Date:	October 1, 2020